Exhibit 99.1

Garmin Reports Second Quarter 2015 Results and Updated 2015 Guidance

Schaffhausen, Switzerland / July 29, 2015/ Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the quarter ended June 27, 2015.

Summary items for the quarter include:

•	Total revenue of $774 million in the second quarter of 2015 with fitness, outdoor, aviation and marine delivering 61% of total revenue and collectively growing 11% over the year ago quarter
•	The relative strength of the US Dollar compared to other major currencies negatively impacted revenue by approximately $59 million, or 8%, in the second quarter of 2015
•	Gross and operating margins were 54% and 22%, respectively, and were impacted by unfavorable currency movements and the higher mix of promotional products sold during the quarter
•	Shipped over 4 million units in the quarter, an 8% increase over the year ago quarter
•	GAAP and pro forma EPS of $0.72 for second quarter 2015
•	Launched the Forerunner® 225 with wrist-based heart rate monitoring, camera enabled nüvi® and dēzl™ models, and the Edge® 20/25, the world’s smallest GPS enabled bike computers

(in thousands,	13-Weeks Ended			26-Weeks Ended
except per share data)	June 27,	June 28,	Yr over Yr	June 27,	June 28,	Yr over Yr
	2015	2014	Change	2015	2014	Change
Net sales	$773,830	$777,848	-1%	$1,359,224	$1,361,069	0%
Auto	298,878	350,036	-15%	515,004	592,988	-13%
Fitness	158,649	150,678	5%	289,644	250,965	15%
Outdoor	110,324	106,059	4%	186,239	190,044	-2%
Aviation	102,266	97,295	5%	200,327	193,289	4%
Marine	103,713	73,780	41%	168,010	133,783	26%

Gross profit %	54%	57%		56%	57%

Operating profit %	22%	28%		20%	25%

GAAP diluted EPS	$0.72	$0.93	-23%	$1.07	$1.54	-31%
Pro forma diluted EPS (1)	$0.72	$1.02	-29%	$1.26	$1.57	-20%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Like many global companies, Garmin has experienced downward revenue and profit pressure due to recent unfavorable currency movements.  In light of this reality, we feel positive about our first half revenue performance,” said Cliff Pemble, president and chief executive officer (CEO) of Garmin Ltd.  “With our ongoing research and development efforts and exciting advertising plans, we believe that the foundation for long-term success is being established now.”

Fitness:

The fitness segment posted revenue growth of 5% in the quarter driven by activity trackers and multisport products. While the growth rate is below that of recent quarters, we experienced significant sell-in during the second quarter of 2014 as we established our retail presence in the mass-market activity tracker category. Gross margin fell to 56% in the quarter, while operating margin declined to 21%. The gross margin decline was driven by both the unfavorable currency movements and competitive pricing dynamics in the activity tracker category. The operating margin decline reflects the significant investment in advertising and research and development to support our long-term goals in the segment. We believe these investments are appropriate and timely given the sizeable opportunity that exists in the global fitness and wellness industries. During the quarter we introduced the Edge 520 which adds Strava segment integration and smart notifications when paired to a smart phone. We also introduced the Varia family of cycling products, including smart lights and radar, which are new product categories for Garmin.

Outdoor:

The outdoor segment posted revenue growth of 4% in the quarter, accelerating as we had forecasted as supply constraints eased. Gross and operating margins within the segment were largely consistent with the prior year at 61% and 34%, respectively. While gross margin was comparable to the prior year, it is below historical levels. In the second quarter of 2015, unfavorable currency movements created downward pressure, while the second quarter of 2014 was negatively impacted by inventory reserves. During the quarter, we upgraded our best-selling eTrex® series of outdoor handhelds, including the addition of affordably priced touchscreen models, and our Rino® two-way radios, allowing for a communication range of up to 20 miles.

Aviation:

The aviation segment posted revenue growth of 5% in the second quarter of 2015 driven by solid aftermarket results. The gross margin in aviation remains strong at 73%, while operating margin declined slightly year-over year to 27% due to growth in research and development to support future revenue opportunities. Aviation is largely unaffected by unfavorable currency movements as most revenues and costs are denominated in US Dollars. Overall industry trends continue to be difficult with the General Aviation Manufacturers’ Association reporting a first quarter decrease in new aircraft sales of 15%. Thus, we have seen our growth rates slow in the first half of the year and are reducing our full year revenue guidance to 5% growth. While this is not ideal, our stronger market share positions us well if the industry experiences near term weakness. We remain excited about the recent certification of the Cessna Latitude and numerous other certifications that will take place over the next few years, which will drive an improved long-term position in this highly profitable segment.

Marine:

The marine segment posted revenue growth of 41% in the quarter as the response to our new products was strong and we continued to benefit from our third quarter 2014 acquisition of Fusion Electronics. Gross margin declined year-over-year to 56% in the quarter as the effects of unfavorable currency movements and the mix of lower margin Fusion products were largely offset by a higher mix of new products with less discounting and higher margin profiles. Even with the currency driven gross margin pressure, operating income grew 35% in the segment. Given the positive results in the first half of the year, we are raising our full year revenue growth guidance for the marine segment to 15%.

Auto:

The auto segment posted a revenue decline of 15% as PND sales continued to decline and the contribution of amortization of previously deferred revenue fell as expected. Gross and operating margins in the quarter were 44% and 15%, respectively. The gross margin decline resulted from unfavorable currency movements and a reduced contribution from deferred revenue. The industry volume trends have been consistent with our expectations and pricing continues to be stable on a constant currency basis. The recently introduced nüviCam™ and dēzlCam™, including a built-in dash cam and advanced alerts like forward collision and lane departure awareness, have been positively reviewed by many in the media and early indications are that these are also being well-received by consumers.

Additional Financial Information:

Total operating expenses in the quarter were $253 million, a 12% increase from the prior year. Research and development investment increased 11% with growth primarily focused on aviation and active lifestyle products in fitness and outdoor. Advertising increased 31% driven primarily by our wearables advertising campaign and continued growth in point-of-sale presence with key retailers. Selling, general and administrative expense increased by 6% driven largely by legal related expenses, product support and information technology costs.

The effective tax rate in the second quarter of 2015 was 20.6% compared to 12.8% in the prior year, negatively impacting earnings per share by $0.07. The increase in effective tax rate resulted from the reduced income projection for 2015, which negatively impacts our geographic income mix, and a $4 million reduction in favorable tax reserves released on a year-over-year basis.

We continued to return cash to shareholders with our quarterly dividend of approximately $92 million and our share repurchase activity which totaled $41 million in the second quarter. We have $243 million remaining in the share repurchase program authorized through December 31, 2016, and expect to actively purchase throughout the remainder of the year as market conditions warrant. We ended the quarter with cash and marketable securities of over $2.4 billion following the payment of $183 million of tax liability associated with our inter-company restructuring announced in third quarter of 2014.

2015 Guidance:

The global currency situation is expected to continue to create downward pressure on revenue growth and profitability for the remainder of the year. In addition, we expect to incur higher advertising costs in the back half of 2015 in order to further solidify our position in key markets. As pre-announced, we updated our guidance to reflect these factors. We continue to anticipate revenues of approximately $2.9 billion which is unchanged from previous guidance despite the approximately $160 million of currency driven impact that is now built into our forecast. Due to unfavorable currency movements and competitive pricing dynamics in fitness, we now expect gross margin in the range of 54-55% with additional advertising resulting in an expected operating margin of 20-21%. The expected effective tax rate increases to 18-19% due to lower operating income and geographic income mix. The result of these changes is expected pro forma EPS of approximately $2.65.

2015 Updated Guidance
Revenue	~$2.9 B
Gross Margin	54-55%
Operating Margin	20-21%
Tax Rate	18-19%
EPS (Pro Forma)	~$2.65

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, July 29, 2015 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until October 30, 2015 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would”, “may”, “expects”, “estimates”, “plans”, “intends”, “projects”, and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS and revenue for fiscal 2015, the Company’s expected segment revenue growth rates, margins, currency movements, expenses, pricing, new products to be introduced in 2015 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 27, 2014 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2014 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, fēnix Forerunner, Edge, eTrex, nüvi and Rino are registered trademarks and Varia, dēzl, dēzlcam and nüvicam are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Investor Relations Contact:	Media Relations Contact:
Kerri Thurston	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014
Net sales	$773,830	$777,848	$1,359,224	$1,361,069

Cost of goods sold	354,580	333,363	595,852	585,750

Gross profit	419,250	444,485	763,372	775,319

Advertising expense	45,794	34,918	73,466	59,346
Selling, general and administrative expense	97,552	92,409	196,302	182,282
Research and development expense	109,240	98,404	215,242	194,568
Total operating expense	252,586	225,731	485,010	436,196

Operating income	166,664	218,754	278,362	339,123

Other income (expense):
Interest income	7,420	9,670	15,444	19,437
Foreign currency gains (losses)	(487)	(20,378)	(44,751)	(7,563)
Other income (loss)	(39)	674	698	190
Total other income (expense)	6,894	(10,034)	(28,609)	12,064

Income before income taxes	173,558	208,720	249,753	351,187

Income tax provision	35,805	26,737	45,208	50,387

Net income	$137,753	$181,983	$204,545	$300,800

Net income per share:
Basic	$0.72	$0.94	$1.07	$1.55
Diluted	$0.72	$0.93	$1.07	$1.54

Weighted average common
shares outstanding:
Basic	191,101	193,771	191,432	194,431
Diluted	191,600	194,955	191,939	195,464

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	(Unaudited)
	June 27,	December 27,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$938,183	$1,196,268
Marketable securities	199,007	167,989
Accounts receivable, net	502,034	570,191
Inventories, net	458,451	420,475
Deferred income taxes	53,858	56,102
Deferred costs	48,033	51,336
Prepaid expenses and other current assets	83,730	48,615
Total current assets	2,283,296	2,510,976

Property and equipment, net	445,672	430,887

Marketable securities	1,309,405	1,407,344
Restricted cash	279	308
Noncurrent deferred income tax	67,246	67,712
Noncurrent deferred costs	32,504	36,140
Intangible assets, net	222,968	218,083
Other assets	62,039	21,853
Total assets	$4,423,409	$4,693,303

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$146,088	$149,094
Salaries and benefits payable	55,185	62,764
Accrued warranty costs	26,101	27,609
Accrued sales program costs	40,924	58,934
Deferred revenue	174,365	203,598
Accrued royalty costs	9,509	51,889
Accrued advertising expense	29,762	26,334
Other accrued expenses	76,003	67,780
Deferred income taxes	3,848	17,673
Income taxes payable	10,609	182,260
Dividend payable	389,287	185,326
Total current liabilities	961,681	1,033,261

Deferred income taxes	41,628	39,497
Non-current income taxes	85,436	80,611
Non-current deferred revenue	124,625	135,130
Other liabilities	1,534	1,437

Stockholders' equity:
Shares, CHF 10 par value, 208,077 shares authorized and issued; 190,936 shares outstanding at June 27, 2015 and 191,815 shares outstanding at December 27, 2014	1,797,435	1,797,435
Additional paid-in capital	85,233	73,521
Treasury stock	(374,839)	(330,132)
Retained earnings	1,676,601	1,859,972
Accumulated other comprehensive income	24,075	2,571
Total stockholders' equity	3,208,505	3,403,367
Total liabilities and stockholders' equity	$4,423,409	$4,693,303

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	26-Weeks Ended
	June 27,	June 28,
	2015	2014
Operating Activities:
Net income	$204,545	$300,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,915	23,736
Amortization	13,215	13,722
Loss (gain) on sale of property and equipment	420	(662)
Provision for doubtful accounts	(1,499)	2,383
Deferred income taxes	(9,325)	3,071
Unrealized foreign currency loss	59,046	7,483
Provision for obsolete and slow moving inventories	6,569	16,414
Stock compensation expense	14,742	13,459
Realized (gain) loss on marketable securities	(364)	192
Changes in operating assets and liabilities:
Accounts receivable	60,016	65,317
Inventories	(45,635)	(61,812)
Other current and non-current assets	(74,725)	(4,291)
Accounts payable	(7,084)	(14,598)
Other current and non-current liabilities	(53,808)	(75,826)
Deferred revenue	(38,836)	(66,265)
Deferred cost	6,892	9,783
Income taxes payable	(174,788)	2,446
Net cash (used by)/provided by operating activities	(15,704)	235,352

Investing activities:
Purchases of property and equipment	(39,732)	(36,761)
Proceeds from sale of property and equipment	665	669
Purchase of intangible assets	(1,939)	(1,556)
Purchase of marketable securities	(480,090)	(534,952)
Redemption of marketable securities	540,785	590,887
Proceeds from repayment on loan receivable	-	137,379
Change in restricted cash	29	(1)
Acquisitions, net of cash acquired	(12,632)	-
Net cash provided by investing activities	7,086	155,665

Financing activities:
Dividends paid	(183,925)	(175,574)
Purchase of treasury stock under share repurchase plan	(57,295)	(162,359)
Purchase of treasury stock related to equity awards	(240)	(11,249)
Proceeds from issuance of treasury stock related to equity awards	8,560	11,398
Tax benefit from issuance of equity awards	1,239	3,434
Net cash used in financing activities	(231,661)	(334,350)

Effect of exchange rate changes on cash and cash equivalents	(17,806)	(930)

Net decrease in cash and cash equivalents	(258,085)	55,737
Cash and cash equivalents at beginning of period	1,196,268	1,179,149
Cash and cash equivalents at end of period	$938,183	$1,234,886

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended June 27, 2015

Net sales	$110,324	$158,649	$103,713	$298,878	$102,266	$773,830
Gross profit	$66,946	$88,458	$58,577	$131,006	$74,263	$419,250
Operating income	$37,417	$33,070	$23,901	$44,871	$27,405	$166,664

13-Weeks Ended June 28, 2014

Net sales	$106,059	$150,678	$73,780	$350,036	$97,295	$777,848
Gross profit	$64,668	$98,063	$42,536	$167,593	$71,625	$444,485
Operating income	$35,281	$62,872	$17,657	$74,642	$28,302	$218,754

26-Weeks Ended June 27, 2015

Net sales	$186,239	$289,644	$168,010	$515,004	$200,327	$1,359,224
Gross profit	$117,166	$171,534	$94,090	$234,809	145,773	$763,372
Operating income	$61,250	$67,709	$28,468	$67,350	$53,585	$278,362

26-Weeks Ended June 28, 2014

Net sales	$190,044	$250,965	$133,783	$592,988	$193,289	$1,361,069
Gross profit	$115,578	$162,148	$73,588	$281,384	$142,621	$775,319
Operating income	$58,964	$96,384	$21,467	$105,206	$57,102	$339,123

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

	13-Weeks Ended			26-Weeks Ended
	June 27,	June 28,	Yr over Yr	June 27,	June 28,	Yr over Yr
	2015	2014	Change	2015	2014	Change
Net sales	$773,830	$777,848	-1%	$1,359,224	$1,361,069	0%
Americas	417,056	411,348	1%	722,317	716,156	1%
EMEA	274,454	300,427	-9%	482,805	521,030	-7%
APAC	82,320	66,073	25%	154,102	123,883	24%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific

Non-GAAP Financial Information

Pro Forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate, as discussed below, is an important measure. The majority of the Company’s consolidated foreign currency gain or loss result from balances involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gain or loss. The Company’s income tax expense is periodically impacted by material net releases of reserves primarily related to completion of audits and/or the expiration of statutes effecting prior periods. Thus, reported income tax expense is not reflective of the income tax expense that is incurred related to the current period earnings. The net release of other uncertain tax position reserves, amounting to approximately $7 million and $11 million in first half 2015 and 2014, respectively, have not been included as pro forma adjustments in the following presentation of pro forma net income as such amounts have been considered immaterial, tend to be more recurring in nature and are comparable between periods. Accordingly, earnings per share before the impact of foreign currency translation gain or loss and income tax adjustments that materially impact the effective tax rate permits a consistent comparison of the Company’s operating performance between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		26-weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014

Net Income (GAAP)	$137,753	$181,983	$204,545	$300,800
Foreign currency (gain) / loss, net of tax effects	$387	$17,768	$36,650	$6,478
Net income (Pro Forma)	$138,140	$199,751	$241,195	$307,278

Net income per share (GAAP):
Basic	$0.72	$0.94	$1.07	$1.55
Diluted	$0.72	$0.93	$1.07	$1.54

Net income per share (Pro Forma):
Basic	$0.72	$1.03	$1.26	$1.58
Diluted	$0.72	$1.02	$1.26	$1.57

Weighted average common shares outstanding:
Basic	191,101	193,771	191,432	194,431
Diluted	191,600	194,955	191,939	195,464

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow plus one-time cash payments associated with our inter-company restructuring less capital expenditures for property and equipment.

Free Cash Flow

(in thousands)

	13-Weeks Ended		26-weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014

Net cash provided by operating activities	$(97,359)	$164,179	$(15,704)	$235,352
Less: purchases of property and equipment	$(21,589)	$(21,224)	$(39,732)	$(36,761)
Plus: taxes paid related to inter-company restructuring	$182,800	-	$182,800	-
Free Cash Flow	$63,852	$142,955	$127,364	$198,591